FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this "AMENDMENT") is entered into as of the 18th day of November 2008, by and between ProLogis (the "Landlord") and SpeedFC, Inc. (the "Tenant").

WITNESSETH

WHEREAS, Landlord and Tenant have entered into that certain Lease Agreement, dated as of the 21st day of May 2008, as pursuant to which Landlord leased to Tenant certain premises located at 10300 Sanden Drive, Suite 100, Dallas, TX 75238 (Northgate Distribution Center #18), containing approximately 267,690 square feet of space ("Existing Premises").

WHEREAS, Landlord and Tenant desire to extend the terms of the Lease for the Premises on the terms and conditions set forth below:

NOW THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Landlord and Tenant agree as follows:

1. Addendum 1 of that certain lease agreement dated as of the 21st day of May 2008 by and between ProLogis (the "Landlord") and SpeedFC, Inc. (the "Tenant") is hereby amended to reflect the following:

   Base Rent shall equal the following amounts for the respective periods set forth below:

Period			Monthly Base Rent
Month 1	to	Month 5	$0.00[1]
Months 6	to	Months 12	$52,970.88[2]
Months 13	to	Months 65	$68,037.88[3]

[1]Tenant to pay Operating Expenses during free rent period based on 178,770 SF.
[2]Tenant to pay Operating Expenses during these months based on 208,410 SF.
[3]Tenant to pay Operating Expenses during these months based on 267,690 SF.

~~[4]Upon full Lease execution, Landlord shall pay Tenant $100,000.00 (via check) in order to compensate Tenant for its relocation expenses.~~ EB

2. Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect.

3. Tenant warrants that it has had no dealings with any broker or agent in connection with this Amendment, except for Proterra Properties (Dan Lawson), and covenants to pay, hold harmless and indemnify Landlord from and against any and all costs, expenses of liability for any compensation, commissions, and charges claimed by any other broker or agent, with respect to this Amendment or the negotiation thereof with whom Tenant had dealings.

4. Any obligation or liability whatsoever of ProLogis which may arise at any time under the Lease or this Amendment or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby, shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of its trustees, directors, shareholders, officers, employees, or agents regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

IN WITNESS WHEREOF, the parties hereto have signed this FIRST AMENDMENT TO LEASE AGREEMENT as of the day and year first above written.

TENANT:

SpeedFC, Inc.

By: ____________________
Name: Jeff Zisk
Title: President

LANDLORD:

ProLogis

By: ____________________
Name: Eric. D. Brown
Title: Senior Vice President